CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

M&K CPAS, PLLC
13831 East Freeway Suite 575
Houston, TX 77040

February 23, 2012

Foresight Funds, Inc.
1634 Pebble Chase Dr.
Katy, TX 77450

Gentlemen:

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement on Form N-1/A of our report dated February 23, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to the Shareholders of Foresight Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm", "Reports to Shareholders and Financial Statements" in such Registration Statement.

/s/M&K CPA'S, PLLC


M&K CPA'S, PLLC
www.mkacpas.com
Houston, TX
February 23, 2012